UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

__________________________________

Date of Report (Date of earliest event reported): September 30, 2013

NEUROMETRIX, INC.

(Exact name of registrant as specified in charter)

Delaware	001-33351	04-3308180
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

62 Fourth Avenue, Waltham, Massachusetts 02451
(Address of principal executive offices)         (Zip Code)

(781) 890-9989
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 1, 2013, NeuroMetrix, Inc. issued a press release announcing that David Van Avermaete was elected by the Company’s Board of Directors as a Class II director of the Company with a term expiring at the Company’s 2014 annual meeting of stockholders. The Company has not determined the committee or committees of the Board to which Mr. Van Avermaete is expected to be named. In connection with his election to the Board, Mr. Van Avermaete has been awarded a stock option to purchase 10,000 shares of the Company’s common stock under the Company’s 2009 Non-Qualified Inducement Stock Plan, such shares to vest 25% after one year and 1/16 each quarter thereafter. Mr. Van Avermaete will also be entitled to receive annual cash retainers of $10,000 (prorated for the current year), paid in advance, and $1,500 for each Board or committee meeting he attends. In addition, Mr. Van Avermaete and the Company will enter into an indemnification agreement, the form of which is attached as an exhibit to the Company’s Registration Statement on Form S-1, as amended (File No. 333-115440), filed with the SEC on June 22, 2004. There are no understandings or arrangements between Mr. Van Avermaete and any other person pursuant to which Mr. Van Avermaete was elected as a director. The full text of the press release issued on October 1, 2013 is filed as Exhibit 99.1 hereto and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press Release of NeuroMetrix, Inc. dated October 1, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEUROMETRIX, INC.

Date: October 1, 2013	/s/ THOMAS T. HIGGINS
Thomas T. Higgins
Senior Vice President, Chief Financial Officer
and Treasurer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release of NeuroMetrix, Inc. dated October 1, 2013.